UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 8)

ALLIANCE HOLDINGS GP, L.P.

(Name of Issuer)

Common Units

(Title of Class of Securities)

0 1861G10 0

(CUSIP Number)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

with a copy to:

R. Eberley Davis

Senior Vice President,

General Counsel and Secretary

of Alliance GP, LLC

(the general partner of Alliance Holdings GP, L.P.)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

October 30, 2014

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 2,779,390 Common Units (1)

	8	Shared Voting Power 20,659,168 (2)

	9	Sole Dispositive Power 2,779,390 Common Units (1)

	10	Shared Dispositive Power 39,034,778 Common Units (2)(3)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 41,814,168 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 69.8%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(1)

Comprised of (i) 2,463,449 Common Units held indirectly by Joseph W. Craft III (“Craft”) through the JWC III Rev Trust of which Craft is trustee; and (ii) 315,941 Common Units held by Alliance Management Holdings III, LLC (of which Craft is President and Director).

(2)

Craft shares voting and dispositive power with Kathleen S. Craft with respect to 20,641,168 Common Units held by Alliance Resource GP, LLC (of which Craft and Kathleen S. Craft indirectly own all of the outstanding membership interests and of which Craft is the President, Chief Executive Officer and sole Director). Additionally, Craft may be deemed to share dispositive and voting power with respect to 18,000 Common Units held by the Joseph W. Craft III Foundation, a charitable foundation of which Craft is co-trustee. The filing of this statement shall not be deemed an admission that Craft beneficially owns such shares.

(3)

Craft may be deemed to share dispositive power with the Non-Craft Controlled Reporting Persons (as defined in Item 2 of that certain Amendment No. 1 to Schedule 13D filed on March 8, 2007 (SEC File Number 005-81827; Film Number 07680565) (“Schedule 13D Amendment No. 1”)) with respect to an aggregate of 18,375,610 Common Units held by such Non-Craft Controlled Reporting Persons as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 8). The filing of this statement shall not be deemed an admission that Craft beneficially owns such shares.

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons JWC III Rev Trust

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 2,463,449 Common Units (4)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 2,463,449 Common Units (4)

	10	Shared Dispositive Power -0-

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,463,449 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 4.1%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(4)	Voting and dispositive power with respect to such Common Units is exercised by Joseph W. Craft III, as Trustee of the JWC III Rev Trust.

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Foundation

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Oklahoma

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 18,000 Common Units (5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 18,000 Common Units (5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.03%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(5)	Voting and dispositive power of the 18,000 Common Units held by the Joseph W. Craft III Foundation may be deemed to be shared with Joseph W. Craft III, a co-trustee of the foundation.

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alliance Resource Holdings II, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 20,641,168 Common Units (6)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 20,641,168 Common Units (6)

	10	Shared Dispositive Power -0-

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,641,168 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 34.5%

14	Type of Reporting Person* CO

* SEE INSTRUCTIONS

(6)

Voting and dispositive power with respect to such Common Units is shared between Joseph W. Craft III and Kathleen S. Craft. Alliance Resource Holdings II, Inc., of which Joseph W. Craft III and Kathleen S. Craft each own a 50% interest, is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alliance Resource Holdings, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 20,641,168 Common Units (7)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 20,641,168 Common Units (7)

	10	Shared Dispositive Power -0-

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,641,168 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 34.5%

14	Type of Reporting Person* HC, CO

* SEE INSTRUCTIONS

(7)

Voting and dispositive power with respect to such Common Units is shared between Joseph W. Craft III and Kathleen S. Craft. Alliance Resource Holdings II, Inc, of which Joseph W. Craft III and Kathleen S. Craft each own a 50% interest, is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alliance Resource GP, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 20,641,168 Common Units (8)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 20,641,168 Common Units (8)

	10	Shared Dispositive Power -0-

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,641,168 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 34.5%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(8)

Voting and dispositive power with respect to such Common Units is shared between Joseph W. Craft III and Kathleen S. Craft. Alliance Resource Holdings II, Inc, of which Joseph W. Craft III and Kathleen S. Craft each own a 50% interest, is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons ALLIANCE MANAGEMENT HOLDINGS III, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 315,941 Common Units (9)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 315,941 Common Units (9)

	10	Shared Dispositive Power -0-

11	Aggregate Amount Beneficially Owned by Each Reporting Person 315,941 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(9)	Voting and dispositive power with respect to such Common Units is exercised by Joseph W. Craft III, as sole director of Alliance Management Holdings III, LLC.

CUSIP No. 01861G10 0		13D

1

Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
Elaine R. Guilfoyle (as (a) a Co-Trustee under (i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006; (ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006; (iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006; and (iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006) (collectively, the “Craft Children’s Irrevocable Trusts”); and (b) a Co-Trustee under (i) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006, (ii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006, (iii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006, and (iv) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006 (collectively, the “Craft Children’s GRATs”))

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 5,725,467 Common Units (10)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 5,725,467 Common Units (10)(11)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,725,467 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 9.6%

14	Type of Reporting Person * IN

* SEE INSTRUCTIONS

(10)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 1,921,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts in Row 1 of this cover page, and (ii) the aggregate of 3,803,579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs in Row 1 of this cover page, is shared by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as co-trustees of all such trusts.

(11)

Dispositive power of (i) 1,863,032 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts in Row 1 of this cover page, and (ii) 3,686,235 Common Units held by the (4) four trusts identified as Craft Children’s GRATs in Row 1 of this cover page may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1

Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
A. Wellford Tabor (as (a) a Co-Trustee under the Craft Children’s Irrevocable Trusts; and (b) a Co-Trustee under the Craft Children’s GRATs)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 5,725,467 Common Units (12)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 5,725,467 Common Units (12)(13)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,725,467 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 9.6%

14	Type of Reporting Person * IN

* SEE INSTRUCTIONS

(12)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 1,921,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts, and (ii) the aggregate of 3,803,579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs, is shared by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as co-trustees of all such trusts.

(13)

Dispositive power of (i) 1,863,032 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts, and (ii) 3,686,235 Common Units held by the (4) four trusts identified as Craft Children’s GRATs may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 480,472 Common Units (14)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 14,714 Common Units (14)

	10	Shared Dispositive Power 465,758 Common Units (14)(15)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 480,472 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(14)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006.

(15)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 480,472 Common Units (16)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 14,714 Common Units (16)

	10	Shared Dispositive Power 465,758 Common Units (16)(17)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 480,472 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(16)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006.

(17)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 480,472 Common Units (18)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 14,714 Common Units (18)

	10	Shared Dispositive Power 465,758 Common Units (18)(19)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 480,472 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(18)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006.

(19)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 480,472 Common Units (20)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 14,714 Common Units (20)

	10	Shared Dispositive Power 465,758 Common Units (20)(21)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 480,472 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(20)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006.

(21)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 950,895 Common Units (22)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 29,336 Common Units (22)

	10	Shared Dispositive Power 921,559 Common Units (22)(23)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 950,895 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 1.6%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(22)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006.

(23)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 950,895 Common Units (24)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 29,336 Common Units (24)

	10	Shared Dispositive Power 921,559 Common Units (24)(25)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 950,895 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.6%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(24)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006.

(25)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 950,895 Common Units (26)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 29,336 Common Units (26)

	10	Shared Dispositive Power 921,559 Common Units (26)(27)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 950,895 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.6%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(26)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006.

(27)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 950,894 Common Units (28)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 29,336 Common Units (28)

	10	Shared Dispositive Power 921,558 Common Units (28)(29)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 950,894 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.6%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(28)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006.

(29)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Kathleen S. Craft (as Trustee of the Kathleen S. Craft Revocable Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,998,250 Common Units (30)

	8	Shared Voting Power 20,641,168 Common Units (30)(31)

	9	Sole Dispositive Power 31,394 Common Units (30)

	10	Shared Dispositive Power 22,608,024 Common Units (30)(31)(32)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,639,418 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 37.8%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(30)

Voting and, other than as set forth in the two immediately following footnotes, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Kathleen S. Craft, as trustee of such trust.

(31)

Kathleen S. Craft shares voting and dispositive power with Joseph W. Craft III with respect to 20,641,168 Common Units held by Alliance Resource GP, LLC (of which Kathleen S. Craft and Joseph W. Craft III indirectly own all of the outstanding membership interests).

(32)	Dispositive power of 1,966,856 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Kathleen S. Craft Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,998,250 Common Units(33)

	8	Shared Voting Power 20,641,168 Common Units (33)(34)

	9	Sole Dispositive Power 31,394 Common Units (33)

	10	Shared Dispositive Power 22,608,024 Common Units (33)(34)(35)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,639,418 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 37.8%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(33)

Voting and, other than as set forth in the two immediately following footnotes, dispositive power with respect to the Common Units is exercised by Kathleen S. Craft, as Trustee under the Kathleen S. Craft Revocable Trust.

(34)

Kathleen S. Craft shares voting and dispositive power with Joseph W. Craft III with respect to 20,641,168 Common Units held by Alliance Resource GP, LLC (of which Kathleen S. Craft and Joseph W. Craft III indirectly own all of the outstanding membership interests).

(35)	Dispositive power of 1,966,856 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Charles R. Wesley (as the sole director of CNW GP, Inc.)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 430,000 Common Units(36)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 430,000 Common Units (36)(37)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 430,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(36)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the aggregate of 430,000 Common Units is exercised by Charles R. Wesley, as the sole director of CNW GP, Inc., which is the general partner of Wesley Family LP, the holder of the reported 430,000 Common Units.

(37)

Dispositive power of 430,000 Common Units held by CNW GP, Inc. may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Nancy Wesley (as Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 113,055 Common Units (38)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 3,391 Common Units (38)

	10	Shared Dispositive Power 109,664 Common Units (38)(39)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 113,055 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(38)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Nancy Wesley, as trustee of such trust.

(39)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 113,055 Common Units (40)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 3,391 Common Units (40)

	10	Shared Dispositive Power 109,664 Common Units (40)(41)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 113,055 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(40)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Nancy Wesley, as Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006.

(41)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons CNW GP, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 430,000 Common Units (42)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 430,000 Common Units (42)(43)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 430,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person* CO

* SEE INSTRUCTIONS

(42)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Charles R. Wesley, as the sole director of CNW GP, Inc., which is the general partner of Wesley Family LP, the holder of the reported 430,000 Common Units.

(43)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Wesley Family LP

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 430,000 Common Units (44)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 430,000 Common Units (44)(45)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 430,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person* PN

* SEE INSTRUCTIONS

(44)

Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by CNW GP, Inc., as the general partner of the Wesley Family LP.

(45)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Nancy W. Wesley 2014 Retained Annuity Trust U/A/D February 11, 2014

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,184,723 Common Units (46)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 1,184,723 Common Units (46)(47)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,184,723 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 2.0%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(46)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Thomas M. Wynne, as Trustee under the Nancy W. Wesley 2014 Retained Annuity Trust U/A/D February 11, 2014.

(47)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Charles R. Wesley 2014 Retained Annuity Trust U/A/D February 11, 2014

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,184,722 Common Units (48)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 1,184,722 Common Units (48)(49)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,184,722 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 2.0%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(48)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Thomas M. Wynne, as Trustee under the Charles R. Wesley 2014 Retained Annuity Trust U/A/D February 11, 2014.

(49)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1

Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
Thomas M. Wynne (as (a) Trustee under the Thomas M. Wynne Revocable Trust; (b) Trustee under the Kendall S. Barret Irrevocable Living Trust U/A Dated 8/30/12; (c) Trustee under the Nancy W. Wesley 2014 Retained Annuity Trust U/A/D February 11, 2014; (d) Trustee under the Charles R. Wesley 2014 Retained Annuity Trust U/A/D February 11, 2014; and (e) the sole director of TMMW GP, Inc.)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 3,005,892 Common Units(50)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 18,553 Common Units

	10	Shared Dispositive Power 2,987,339 Common Units (50)(51)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,005,892 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 5.0%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(50)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 447,047 Common Units held by the Thomas M. Wynne Revocable Trust is exercised by Thomas M. Wynne, as trustee of such trust, (ii) the aggregate of 19,400 Common Units held by the Kendall S. Barret Irrevocable Living Trust U/A Dated 8/30/12 is exercised by Thomas M. Wynne, as trustee of such trust, (iii) the aggregate of 1,184,723 Common Units held by the Nancy W. Wesley 2014 Retained Annuity Trust U/A/D February 11, 2014 is exercised by Thomas M. Wynne, as trustee of such trust, (iv) the aggregate of 1,184,722 Common Units held by the Charles R. Wesley 2014 Retained Annuity Trust U/A/D February 11, 2014 is exercised by Thomas M. Wynne, as trustee of such trust, and (v) the aggregate of 170,000 Common Units is exercised by Thomas M. Wynne, as the sole director of TMMW GP, Inc., which is the general partner of Wynne Family LP, the holder of the reported 170,000 Common Units.

(51)

Dispositive power of (i) 428,494 Common Units held by the Thomas M. Wynne Revocable Trust, (ii) 19,400 Common Units held by the Kendall S. Barret Irrevocable Living Trust U/A Dated 8/30/12, (iii) 1,184,723 Common Units held by the Nancy W. Wesley 2014 Retained Annuity Trust U/A/D February 11, 2014, (iv) 1,184,722 Common Units held by the Charles R. Wesley 2014 Retained Annuity Trust U/A/D February 11, 2014, and (v) 170,000 Common Units held by TMMW GP, Inc. may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Thomas M. Wynne Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 447,047 Common Units (52)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 18,553 Common Units

	10	Shared Dispositive Power 428,494 Common Units (52)(53)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 447,047 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(52)

Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Thomas M. Wynne, as Trustee under the Thomas M. Wynne Revocable Trust.

(53)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Thomas P. Wynne (as Trustee under The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 67,478 Common Units (54)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 2,024 Common Units

	10	Shared Dispositive Power 65,454 Common Units (54)(55)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 67,478 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(54)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Thomas P. Wynne, as trustee of such trust.

(55)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 67,478 Common Units (56)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 2,024 Common Units

	10	Shared Dispositive Power 65,454 Common Units (56)(57)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 67,478 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(56)

Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Thomas P. Wynne, as Trustee under The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006.

(57)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Cindy Wynne

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 328,330 Common Units

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units

	10	Shared Dispositive Power 303,330 Common Units (58)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 328,330 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(58)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons TMMW GP, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 170,000 Common Units (59)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 170,000 Common Units (59)(60)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 170,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person* CO

* SEE INSTRUCTIONS

(59)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Thomas M. Wynne, as the sole director of TMMW GP, Inc, which is the general partner of Wynne Family LP, the holder of the reported 170,000 Common Units.

(60)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Wynne Family LP

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 170,000 Common Units (61)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 170,000 Common Units (61)(62)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 170,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person* PN

* SEE INSTRUCTIONS

(61)

Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by TMMW GP, Inc., as the general partner of the Wynne Family LP.

(62)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Thomas L. Pearson

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 3,301,291 Common Units

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 104,446 Common Units

	10	Shared Dispositive Power 3,196,845 Common Units (63)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,301,291 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 5.5%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(63)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Gary J. Rathburn (as a Co-Trustee under the Gary Rathburn Revocable Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 602,994 Common Units (64)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 602,994 Common Units (64)(65)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 602,994 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person * IN

* SEE INSTRUCTIONS

(64)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is shared by Anita Rathburn, as Co-Trustee of the Gary Rathburn Revocable Trust.

(65)	Dispositive power of 602,994 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Anita Rathburn (as a Co-Trustee under the Gary Rathburn Revocable Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 602,994 Common Units (66)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 602,994 Common Units (66)(67)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 602,994 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person * IN

* SEE INSTRUCTIONS

(66)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is shared by Gary J. Rathburn, as Co-Trustee of the Gary Rathburn Revocable Trust.

(67)	Dispositive power of 602,994 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Gary Rathburn Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 602,994 Common Units (68)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 602,994 Common Units (68)(69)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 602,994 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(68)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Gary J. Rathburn and Anita Rathburn, as Co-Trustees of the Gary Rathburn Revocable Trust.

(69)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1

Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
Gwendolyn S. Whitfill (as (a) Trustee under the Emma R Whitfill Irrev Trust-2012 u/a dtd 12/01/2012; (b) Trustee under the Mason J Whitfill Irrev Trust-2012 u/a dtd 12/01/2012; and (c) Trustee under the Gwendolyn S. Whitfill Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 110,000 Common Units(70)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 110,000 Common Units (70)(71)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 110,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person * IN

* SEE INSTRUCTIONS

(70)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 50,000 Common Units held by the Emma R Whitfill Irrev Trust-2012 u/a dtd 12/01/2012 is exercised by Gwendolyn S. Whitfill, as trustee of such trust, (ii) the aggregate of 50,000 Common Units held by the Mason J Whitfill Irrev Trust-2012 u/a dtd 12/01/2012 is exercised by Gwendolyn S. Whitfill, as trustee of such trust, and (iii) the aggregate of 10,000 Common Units held by the Gwendolyn S. Whitfill Trust is exercised by Gwendolyn S. Whitfill, as trustee of such trust.

(71)	Dispositive power of the Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1

Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
Christi A. Williams (as (a) Trustee under the Tristan L Boyd Irrev Trust-2012 u/a dtd 12/01/2012; and (b) Trustee under the Christi A. Williams Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 60,000 Common Units(72)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 60,000 Common Units (72)(73)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 60,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person * IN

* SEE INSTRUCTIONS

(72)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 50,000 Common Units held by the Tristan L Boyd Irrev Trust-2012 u/a dtd 12/01/2012 is exercised by Christi A. Williams, as trustee of such trust, and (ii) the aggregate of 10,000 Common Units held by the Christi A. Williams Trust is exercised by Christi A. Williams, as trustee of such trust.

(73)	Dispositive power of the Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Emma R Whitfill Irrev Trust-2012 u/a dtd 12/01/2012

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 50,000 Common Units (74)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 50,000 Common Units (74)(75)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 50,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(74)

Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Gwendolyn S. Whitfill, as Trustee under the Emma R Whitfill Irrev Trust-2012 u/a dtd 12/01/2012.

(75)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Mason J Whitfill Irrev Trust-2012 u/a dtd 12/01/2012

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 50,000 Common Units (76)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 50,000 Common Units (76)(77)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 50,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(76)

Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Gwendolyn S. Whitfill, as Trustee under the Mason J Whitfill Irrev Trust-2012 u/a dtd 12/01/2012.

(77)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Tristan L Boyd Irrev Trust-2012 u/a dtd 12/01/2012

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 50,000 Common Units (78)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 50,000 Common Units (78)(79)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 50,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(78)

Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Christi A. Williams, as Trustee under the Tristan L Boyd Irrev Trust-2012 u/a dtd 12/01/2012.

(79)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Gwendolyn S. Whitfill Trust

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 10,000 Common Units (80)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 10,000 Common Units (80)(81)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.02%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(80)

Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Gwendolyn S. Whitfill, as Trustee under the Gwendolyn S. Whitfill Trust.

(81)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Christi A. Williams Trust

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 10,000 Common Units (82)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 10,000 Common Units (82)(83)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.02%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(82)

Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Christi A. Williams, as Trustee under the Christi A. Williams Trust.

(83)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Arlo DeKraai (as (a) Trustee under the Gary J. Rathburn GRAT; and (b) Trustee under the Anita L. Rathburn GRAT)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 779,370 Common Units (84)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 779,370 Common Units (84)(85)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 779,370 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person * IN

* SEE INSTRUCTIONS

(84)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 352,356 Common Units held by the Gary J. Rathburn GRAT, and (ii) the aggregate of 427,014 Common Units held by the Anita L. Rathburn GRAT is exercised by Arlo DeKraai, as trustee of such trusts.

(85)

Dispositive power of (i) 352,356 Common Units held by the Gary J. Rathburn GRAT, and (iv) 427,014 Common Units held by the Anita L. Rathburn GRAT may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Gary J. Rathburn GRAT

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 352,356 Common Units (86)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 352,356 Common Units (86)(87)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 352,356 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(86)	Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Arlo DeKraai, as Trustee under the Gary J. Rathburn GRAT.
(87)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Anita L. Rathburn GRAT

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 427,014 Common Units (88)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 427,014 Common Units (88)(89)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 427,014 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(88)	Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Arlo DeKraai, as Trustee under the Anita L. Rathburn GRAT.
(89)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1

Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
Cary P. Marshall ((a) individually; (b) as a Co-Trustee under the Cary P. Marshall Revocable Trust; and (c) as a member of Marshall Children LLC)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 55,925 Common Units

	8	Shared Voting Power 827,909 Common Units(90)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 883,834 Common Units (90)(91)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 883,834 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.5%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(90)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 764,909 Common Units held by the Cary P. Marshall Revocable Trust is shared by Cary P. Marshall, as Co-Trustee of the Cary P. Marshall Revocable Trust, and (ii) the aggregate of 63,000 Common Units held by Marshall Children LLC (of which Cindy Marshall and Cary P. Marshall each hold a 50% membership interest) is shared by Cary P. Marshall.

(91)

Dispositive power of (i) 55,925 Common Units held by Cary P. Marshall individually, (ii) 737,732 Common Units held by the Cary P. Marshall Revocable Trust, and (iii) 63,000 Common Units held by Marshall Children LLC may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Cindy Marshall (as (a) a Co-Trustee under the Cary P. Marshall Revocable Trust; and (b) member of Marshall Children LLC)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 827,909 Common Units (92)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 827,909 Common Units (92)(93)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 827,909 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person * IN

* SEE INSTRUCTIONS

(92)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 764,909 Common Units held by the Cary P. Marshall Revocable Trust is shared by Cary P. Marshall, as Co-Trustee of the Cary P. Marshall Revocable Trust, and (ii) the aggregate of 63,000 Common Units held by Marshall Children LLC (of which Cindy Marshall and Cary P. Marshall each hold a 50% membership interest) is shared by Cary P. Marshall.

(93)

Dispositive power of (i) 737,732 Common Units held by the Cary P. Marshall Revocable Trust, and (ii) 63,000 Common Units held by Marshall Children LLC may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Cary P. Marshall Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 764,909 Common Units (94)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 27,177 Common Units (94)

	10	Shared Dispositive Power 737,732 Common Units (94)(95)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 764,909 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(94)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Cary P. Marshall and Cindy Marshall, as Co-Trustees of the Cary P. Marshall Revocable Trust.

(95)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Marshall Children LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Oklahoma

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 63,000 Common Units (96)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 63,000 Common Units (96)(97)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 63,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(96)

Voting and, other than as set forth in the immediately following footnote, dispositive power may be deemed to be shared with Cary P. Marshall and Cindy Marshall, both of whom own a 50% membership interest in Marshall Children LLC.

(97)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1

Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
David A. Gilbert (as (a) Trustee under the David Allen Gilbert Living Trust; and (b) a Co-Trustee under the Pearson Family Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 501,043 Common Units (98)

	8	Shared Voting Power 87,942 Common Units (98)

	9	Sole Dispositive Power 25,000 Common Units (98)

	10	Shared Dispositive Power 563,985 Common Units (98)(99)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 588,985 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(98)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 501,043 Common Units held by the David Allen Gilbert Living Trust is exercised by David A. Gilbert, as trustee of the David Allen Gilbert Living Trust, and (ii) the aggregate of 87,942 Common Units held by the Pearson Family Trust is shared by Dale G. Wilkerson, David A. Gilbert and Timothy R. Pearson, as co-trustees of the Pearson Family Trust.

(99)

Dispositive power of (i) 476,043 Common Units held by the David Allen Gilbert Living Trust, and (iv) 85,160 Common Units held by the Pearson Family Trust may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons David Allen Gilbert Living Trust

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 501,043 Common Units (100)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units (100)

	10	Shared Dispositive Power 476,043 Common Units (100)(101)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 501,043 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(100)

Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by David A. Gilbert, as Trustee under the David Allen Gilbert Living Trust.

(101)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons George C. Tichnell

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 238,081 Common Units

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 16,667 Common Units

	10	Shared Dispositive Power 221,414 Common Units (102)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 238,081 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(102)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1

Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
Dale G. Wilkerson (individually, and as (a) a Co-Trustee under the Craft Children’s Irrevocable Trusts; (b) a Co-Trustee under the Craft Children’s GRATs; and (c) a Co-Trustee under the Pearson Family Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 269,741 Common Units

	8	Shared Voting Power 5,813,409 Common Units (103)

	9	Sole Dispositive Power 25,000 Common Units

	10	Shared Dispositive Power 6,058,150 Common Units (103)(104)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,083,150 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 10.2%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(103)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 1,921,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts, and (ii) the aggregate of 3,803,579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs, is shared by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as co-trustees of all such trusts. Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the aggregate of 87,942 Common Units held by the Pearson Family Trust is shared by Dale G. Wilkerson, David A. Gilbert and Timothy R. Pearson, as co-trustees of the Pearson Family Trust.

(104)

Dispositive power of (i) 244,741 Common Units held by Dale G. Wilkerson individually, (ii) 1,863,032 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts, (iii) 3,686,235 Common Units held by the (4) four trusts identified as Craft Children’s GRATs, and (iv) 85,160 Common Units held by the Pearson Family Trust may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Timothy R. Pearson (as a Co-Trustee under the Pearson Family Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 87,942 Common Units (105)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 87,942 Common Units (105)(106)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 87,942 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person * IN

* SEE INSTRUCTIONS

(105)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is shared by Dale G. Wilkerson, David A. Gilbert and Timothy R. Pearson, as co-trustees of the Pearson Family Trust.

(106)	Dispositive power of 85,160 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Pearson Family Trust

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 87,942 Common Units (107)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 2,782 Common Units (107)

	10	Shared Dispositive Power 85,160 Common Units (107)(108)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 87,942 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(107)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Dale G. Wilkerson, David A. Gilbert and Timothy R. Pearson, as co-trustees of the Pearson Family Trust.

(108)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Bret A. Hardwick

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 162,635 Common Units

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units

	10	Shared Dispositive Power 137,635 Common Units (109)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 162,635 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(109)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Michael R. Rieck

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 57,073 Common Units

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units

	10	Shared Dispositive Power 32,073 Common Units (110)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 57,073 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(110)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Nancy Murphy

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 57,072 Common Units

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units

	10	Shared Dispositive Power 32,072 Common Units (111)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 57,072 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(111)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alan K. Boswell (as Trustee under the Alan Kent Boswell Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 52,238 Common Units (112)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 52,238 Common Units (112)(113)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 52,238 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(112)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Alan K. Boswell, as trustee of such trust.

(113)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons The Alan Kent Boswell Trust

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 52,238 Common Units (114)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 52,238 Common Units (114)(115)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 52,238 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(114)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Alan K. Boswell, as Trustee under the Alan Kent Boswell Trust.

(115)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Linda K. Boswell (as Trustee under the Linda Knight Boswell Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 47,903 Common Units (116)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units

	10	Shared Dispositive Power 22,903 Common Units (116)(117)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 47,903 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(116)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Linda K. Boswell, as trustee of such trust.

(117)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons The Linda Knight Boswell Trust

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 47,903 Common Units (118)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units

	10	Shared Dispositive Power 22,903 Common Units (118)(119)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 47,903 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* OO

* SEE INSTRUCTIONS

(118)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Linda K. Boswell, as Trustee under the Linda Knight Boswell Trust.

(119)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alan B. Smith

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 53,135 Common Units

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units

	10	Shared Dispositive Power 28,135 Common Units (120)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 53,135 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(120)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Carol Smith

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 26,570 Common Units

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units

	10	Shared Dispositive Power 1,570 Common Units (121)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 26,570 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.04%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(121)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Kendall Barret (as Trustee under the Kendall S. Barret Revocable Living Trust U/A Dated 10/30/08)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 38,963 Common Units(122)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units (122)

	10	Shared Dispositive Power 13,963 Common Units (122)(123)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 38,963 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person * IN

* SEE INSTRUCTIONS

(122)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Kendall Barret, as trustee of such trust.
(123)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Kendall S. Barret Irrevocable Living Trust U/A Dated 8/30/12

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 19,400 Common Units (124)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 19,400 Common Units (124)(125)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,400 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.03%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(124)

Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Thomas M. Wynne, as Trustee under the Kendall S. Barret Irrevocable Living Trust U/A Dated 8/30/12.

(125)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Kendall S. Barret Revocable Living Trust U/A Dated 10/30/08

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 38,963 Common Units (126)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units (126)

	10	Shared Dispositive Power 13,963 Common Units (126)(127)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 38,963 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares * ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person * OO

* SEE INSTRUCTIONS

(126)

Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Kendall Barret, as Trustee under the Kendall S. Barret Revocable Living Trust U/A Dated 10/30/08.

(127)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons John W. Tanner

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 34,335 Common Units

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units

	10	Shared Dispositive Power 9,335 Common Units (128)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,335 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(128)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP No. 01861G10 0		13D

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons S. Paul Mackey

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds * OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 27,852 Common Units

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 27,300 Common Units

	10	Shared Dispositive Power 552 Common Units (129)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 27,852 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.05%

14	Type of Reporting Person* IN

* SEE INSTRUCTIONS

(129)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

EXPLANATORY NOTE: This Amendment No. 8 to Schedule 13D (this “Schedule 13D Amendment No. 8”) is filed to amend that certain Statement on Schedule 13D (SEC File No. 005-81827; Film No. 06863947)(the “Original Schedule 13D”), as amended by that certain Amendment No. 1 to Schedule 13D filed on March 8, 2007 (SEC File Number 005-81827; Film Number 07680565)(“Schedule 13D Amendment No. 1”), and as further amended by that certain Amendment No. 2 to Schedule 13D filed on August 14, 2008 (SEC File Number 005-81827; Film Number 081016647)(“Schedule 13D Amendment No. 2”), and as further amended by that certain Amendment No. 3 to Schedule 13D filed on December 22, 2008 (SEC File Number 005-81827; Film Number 081263096)(“Schedule 13D Amendment No. 3”), and as further amended by that certain Amendment No. 4 to Schedule 13D filed on April 18, 2011 (SEC File Number 005-81827; Film Number 11765147)(“Schedule 13D Amendment No. 4”), and as further amended by that certain Amendment No. 5 to Schedule 13D filed on December 1, 2011  (SEC File Number 005-81827; Film Number 111237228)(“Schedule 13D Amendment No. 5”), and as further amended by that certain Amendment No. 6 to Schedule 13D filed on May 16, 2013 (SEC File Number 005-81827; Film Number 13850832)(“Schedule 13D Amendment No. 6”), and as further amended by that certain Amendment No. 7 to Schedule 13D filed on September 3, 2014 (SEC File Number 005-81827; Film Number 141080119)(“Schedule 13D Amendment No. 7” and with the Original Schedule 13D, as amended by Schedule 13D Amendment No. 1, Schedule 13D Amendment No. 2, Schedule 13D Amendment No. 3, Schedule 13D Amendment No. 4, Schedule 13D Amendment No. 5, Schedule 13D Amendment No. 6 and Schedule 13D Amendment No. 8, the “Amended Schedule 13D”). Capitalized terms herein which are not otherwise defined herein shall have the meanings ascribed to such terms in Schedule 13D Amendment No. 1.

Item 4.                                 Purpose of the Transaction.

Item 4 is hereby supplemented to add the following:

The transactions reported in Schedule 13D Amendment No. 8 reflect changes in investment portfolio management and estate planning by certain Reporting Persons.

Item 5.                                 Interest in Securities of the Issuer.

Paragraphs (a) and (b) of Item 5 are hereby amended and restated as follows:

(a) There were 59,863,000 common units of AHGP (the “Common Units”) outstanding as of December 4, 2014. The number of Common Units beneficially owned by each Reporting Person and the percentage of the total number of Common Units outstanding represented by such beneficial ownership is set forth on rows 11 and 13, respectively, of the cover page of this Statement on Schedule 13D prepared for such Reporting Person, and such information is incorporated herein by reference.

(b) The number of Common Units as to which there is sole power to vote or to direct the vote, sole power to dispose or direct the disposition, or shared power to dispose or direct the disposition for the Reporting Persons is set forth on the cover pages of this Statement on Schedule 13D, and such information is incorporated herein by reference.

Item 7.                                 Material to be Filed as Exhibits.

Item 7 is hereby amended and restated as follows:

Exhibit A:	Appendix A (form of Partnership Agreement) to Form 424B-4 Prospectus filed by Alliance Holdings GP, L.P. on May 10, 2006 (File No. 333-129883; Film No. 06824227); incorporated herein by reference.
Exhibit B:

Exhibit A (form of Lock-Up Agreement) to the Underwriting Agreement filed on April 4, 2011 by Alliance Holdings GP, L.P. as Exhibit 1.1 to the Current Report on Form 8-K (File No. 000-51952; Film No. 11736777); incorporated herein by reference.

Exhibit C:

Exhibit 4.1 (Transfer Restrictions Agreement) and Exhibit 4.2 (A&R Registration Rights Agreement) to Current Report on Form 8-K filed by Alliance Holdings GP, L.P. on June 16, 2006 (File No. 000-51952; Film No. 06909836); incorporated herein by reference.

Exhibit D:	Joint Filing Agreement dated December 4, 2014 filed herewith.
Exhibit E:

Form of the Option Agreement entered into by and among each Grantor and the Partnership (as defined in Schedule 13D Amendment No. 2); filed as Exhibit E to Schedule 13D Amendment No. 2 (File No. 005-81827; Film No. 081016647); incorporated herein by reference.

Exhibit F:

Form of AMH III Option Agreement entered into by and among Alliance Management Holdings III, LLC and numerous employees of Alliance Coal, LLC and its affiliates; filed as Exhibit F to Schedule 13D Amendment No. 3 (File No. 005-81827; Film No. 081263096); incorporated herein by reference.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 4, 2014

/s/ Joseph W. Craft III by Megan Cordle pursuant to Power of Attorney dated 4/10/13
Joseph W. Craft III

/s/ Joseph W. Craft III by Megan Cordle pursuant to Power of Attorney dated 4/10/13
Joseph W. Craft III, as Trustee under the JWC III Rev Trust
JOSEPH W. CRAFT III FOUNDATION

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 2/14/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE HOLDINGS, INC.

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE HOLDINGS II, INC.

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE GP, LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 5/8/06
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE MANAGEMENT HOLDINGS III, LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 4/10/13
Name:	Megan Cordle
Title:	Attorney-in-Fact

/s/ Elaine R. Guilfoyle by Megan Cordle pursuant to Powers of Attorney dated 8/8/08 and 12/11/08
Elaine R. Guilfoyle, individually, and as Co-Trustee under:
(i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006; and
(viii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

/s/ Dale G. Wilkerson by Megan Cordle pursuant to Powers of Attorney dated 2/1/07 and 5/15/13
Dale G. Wilkerson, individually, and as Co-Trustee under:
(i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006;
(viii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006; and
(ix) the Pearson Family Trust

/s/ A. Wellford Tabor by Mindy Kerber pursuant to Power of Attorney dated 2/1/07
A. Wellford Tabor, as Co-Trustee under:
(i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006; and
(viii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

/s/ Kathleen S. Craft by Mindy Kerber pursuant to Power of Attorney dated 11/11/11
Kathleen S. Craft, individually, and as Trustee under the Kathleen S. Craft Revocable Trust

/s/ Charles R. Wesley by Megan Cordle pursuant to Powers of Attorney dated 4/11/13 and 5/7/13
Charles R. Wesley, as the sole director of CNW GP, Inc.

/s/ Nancy Wesley by Megan Cordle pursuant to Power of Attorney dated 2/5/07
Nancy Wesley, as Trustee under
The Charles R. Wesley Family Trust Irrevocable
Trust Agreement, dated March 28, 2006

/s/ Thomas M. Wynne by Megan Cordle pursuant to Powers of Attorney dated 2/2/07 and 4/11/13
Thomas M. Wynne, individually, and as Trustee under the Thomas M. Wynne Revocable Trust

/s/ Thomas M. Wynne by Mindy Kerber pursuant to Powers of Attorney dated 5/6/13 and 8/27/14

Thomas M. Wynne, as Trustee under the Kendall S. Barret Irrevocable Living Trust U/A Dated 8/30/12, Trustee under the Nancy W. Wesley 2014 Retained Annuity Trust U/A/D February 11, 2014, Trustee under the Charles R. Wesley 2014 Retained Annuity Trust U/A/D February 11, 2014 and as the sole director of TMMW GP, Inc.

/s/ Thomas P. Wynne by Megan Cordle pursuant to Powers of Attorney dated 4/17/11
Thomas P. Wynne, individually, and as Trustee under
The Thomas M. Wynne Family Trust Irrevocable
Trust Agreement, dated March 28, 2006

/s/ Cindy Wynne by Megan Cordle pursuant to Powers of Attorney dated 2/2/07
Cindy Wynne

/s/ Thomas L. Pearson by Megan Cordle pursuant to Power of Attorney dated 2/22/07
Thomas L. Pearson

/s/ Gary J. Rathburn by Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Gary J. Rathburn, as a Co-Trustee under the Gary Rathburn Revocable Trust

/s/ Anita Rathburn by Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Anita Rathburn, as a Co-Trustee under the Gary Rathburn Revocable Trust

Marshall Children, LLC

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

/s/ Cary P. Marshall by Megan Cordle pursuant to Power of Attorney dated 4/12/13
Cary P. Marshall

/s/ Cary P. Marshall by Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Cary P. Marshall, as a Co-Trustee under the Cary P. Marshall Revocable Trust and as a member of Marshall Children LLC

/s/ Cindy Marshall by Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Cindy Marshall, as a Co-Trustee under the Cary P. Marshall Revocable Trust and a member of Marshall Children LLC

/s/ David A. Gilbert by Mindy Kerber pursuant to Powers of Attorney dated 5/3/13 and 5/15/13
David A. Gilbert, as Trustee under the David Allen Gilbert Living Trust and a Co-Trustee under the Pearson Family Trust

/s/ George C. Tichnell by Megan Cordle pursuant to Power of Attorney dated 2/3/07
George C. Tichnell

/s/ Bret A. Hardwick by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Bret A. Hardwick

/s/ Michael R. Rieck by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Michael R. Rieck

/s/ Nancy Murphy by Mindy Kerber pursuant to Power of Attorney dated 11/29/11
Nancy Murphy

/s/ Alan K. Boswell by Megan Cordle pursuant to Powers of Attorney dated 2/9/07
Alan K. Boswell, individually, and as Trustee under the Alan Kent Boswell Trust

/s/ Linda K. Boswell by Megan Cordle pursuant to Powers of Attorney dated 2/9/07
Linda K. Boswell, individually, and as Trustee under the Linda Knight Boswell Trust

/s/ Alan B. Smith by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Alan B. Smith

/s/ Kendall Barret by Mindy Kerber pursuant to Power of Attorney dated 5/6/13
Kendall Barret, as Trustee under the Kendall S. Barret Revocable Living Trust U/A Dated 10/30/08

/s/ John W. Tanner by Megan Cordle pursuant to Power of Attorney dated 2/20/07
John W. Tanner

/s/ S. Paul Mackey by Megan Cordle pursuant to Power of Attorney dated 2/7/07
S. Paul Mackey

/s/ Timothy R. Pearson by Mindy Kerber pursuant to Power of Attorney dated 5/6/13
Timothy R. Pearson, as a Co-Trustee under the Pearson Family Trust

/s/ Arlo DeKraai by Mindy Kerber pursuant to Powers of Attorney dated 5/8/13
Arlo DeKraai, as Trustee under the Gary J. Rathburn GRAT and Trustee under the Anita L. Rathburn GRAT

/s/ Gwendolyn S. Whitfill by Mindy Kerber pursuant to Powers of Attorney dated 5/8/13 and 8/27/14

Gwendolyn S. Whitfill, as Trustee under the Emma R Whitfill Irrev Trust-2012 u/a dtd 12/01/2012, Trustee under the Mason J Whitfill Irrev Trust-2012 u/a dtd 12/01/2012 and Trustee under the Gwendolyn S. Whitfill Trust

/s/ Christi A. Williams by Mindy Kerber pursuant to Powers of Attorney dated 5/9/13 and 8/27/14
Christi A. Williams, as Trustee under the Tristan L Boyd Irrev Trust-2012 u/a dtd 12/01/2012 and Trustee under the Christi A. Williams Trust

/s/ Carol Smith by Mindy Kerber pursuant to Power of Attorney dated 5/5/13
Carol Smith

CNW GP, Inc.

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/7/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

Wesley Family LP
By: CNW GP, Inc., its general partner

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/7/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

TMMW GP, Inc.

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/6/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

Wynne Family LP
By: TMMW GP, Inc., its general partner

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/6/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit A:	Appendix A (form of Partnership Agreement) to Form 424B-4 Prospectus filed by Alliance Holdings GP, L.P. on May 10, 2006 (File No. 333-129883; Film No. 06824227); incorporated herein by reference.
Exhibit B:

Exhibit A (form of Lock-Up Agreement) to the Underwriting Agreement filed on April 4, 2011 by Alliance Holdings GP, L.P. as Exhibit 1.1 to the Current Report on Form 8-K (File No. 000-51952; Film No. 11736777); incorporated herein by reference.

Exhibit C:

Exhibit 4.1 (Transfer Restrictions Agreement) and Exhibit 4.2 (A&R Registration Rights Agreement) to Current Report on Form 8-K filed by Alliance Holdings GP, L.P. on June 16, 2006 (File No. 000-51952; Film No. 06909836); incorporated herein by reference.

Exhibit D:	Joint Filing Agreement dated December 4, 2014 filed herewith.
Exhibit E:

Form of the Option Agreement entered into by and among each Grantor and the Partnership (as defined in Schedule 13D Amendment No. 2); filed as Exhibit E to Schedule 13D Amendment No. 2 (File No. 005-81827; Film No. 081016647); incorporated herein by reference.

Exhibit F:

Form of the AMH III Option Agreement entered into by and among Alliance Management Holdings III, LLC and numerous employees of Alliance Coal, LLC and its affiliates; filed as Exhibit F to Schedule 13D Amendment No. 3 (File No. 005-81827; Film No. 081263096); incorporated herein by reference.